UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TREATY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	86-0884116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 ST. CHARLES AVE., SUITE 2558 NEW ORLEANS, LA	70170
(Address of principal executive offices)	(zip code)

TREATY ENERGY CORPORATION 2011 STOCK BENEFIT PLAN
(Full title of plan)

NEVADA CORPORATE HEADQUARTERS, INC. 101 CONVENTION CENTER DRIVE, SUITE 700 LAS VEGAS, NV 89109
(Name and address of agent for service)

(905) 332 – 3110
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(3)
Common Stock, $0.001 par value per share	55,000,000	$0.0458	$2,519,000	$288.68

(1)
Represents the additional number of shares of Treaty Energy Corporation (“Treaty”) common stock that may be granted under Treaty’s 2011 Stock Benefit Plan, as amended (the “2011 Plan”).  Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend, recapitalization or other similar transaction.

(2)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the filing fee on the basis of $0.0458 per share, which represents the average of the high and low prices of the Company’s common stock on August 22, 2012..

(3)
Pursuant to General Instruction E of Form S-8, the registration fee is being paid solely with respect to the additional 55,000,000 shares of Common Stock being registered hereunder and the aggregate offering price and amount of registration fee is set forth only for such 55,000,000 additional shares of Common Stock.  A registration fee of $92.33 was previously paid with respect to the 100,000,000 shares of Common Stock previously registered on Form S-8, filed with the Securities and Exchange Commission on February 23, 2011 (File No. 333-172402) and such fee heretofore paid is not included in this table.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Treaty Energy Corporation (“Treaty” or the “Company”) to register an additional 55,000,000 shares of Common Stock (the “Additional Shares”) which may be issued as a result of an increase in the number of shares issuable under the Company’s 2011 Stock Benefit Plan (the “2011 Plan”). On August 14, 2012, Treaty’s Board of Directors amended the 2011 Plan to increase the total number of shares issuable under the 2011 Plan to 155,000,000 shares.

The Additional Shares are being registered with the Securities and Exchange Commission (“SEC”) in addition to the 100,000,000 shares of Common Stock previously registered by Treaty with the SEC on a Registration Statement on Form S-8 (File No. 333-172402) on February 23, 2011 (the “Prior Registration Statement”).

Pursuant to General Instruction E of Form S-8, the Prior Registration Statement is incorporated by reference into this Registration Statement on Form S-8.

All documents filed by Treaty pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Omitted pursuant to the General Instructions of Form S-8.

Part II

Item 8. Exhibits

Exhibit No.	Description
4.1	Articles of Incorporation (incorporated by reference to our Form 10-SB filed on November 10, 1999 and amended as of January 28, 2011)
4.2	Bylaws (incorporated by reference to our Form 10-SB filed on November 10, 1999)
4.3	2011 Stock Benefit Plan, as amended
4.4	Amendment to Articles of Incorporation (incorporated by reference to our Form 8-K filed on August 23, 2012)
5.1	Opinion of Whitley LLP Attorneys at Law regarding the legal validity of the shares of common stock being registered on this Registration Statement
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm

Item 9. Undertakings

The registrant hereby undertakes to file, during the period in which any offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 and to reflect in such prospectus any material change in the information contained in this registration statement and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference to the prospectus and furnish pursuant to any meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana, on August 23, 2012.

TREATY ENERGY CORPORATION

By:	/s/ Andrew V. Reid
Andrew V. Reid
Co-Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrew V. Reid Andrew V. Reid	Co-Chief Executive Officer, Chairman	August 14, 2012
/s/ Bruce Gwyn Bruce Gwyn	Co-Chief Executive Officer, Director	August 14, 2012
/s/ Paul L. Fourt, Jr. Paul L. Fourt, Jr.	Director	August 14, 2012
/s/ Lee C. Schlesinger Lee C. Schlesinger	Executive Vice President, Chief Investment Officer, Director	August 14, 2012
/s/ Stephen L. York Stephen York	Chief Operating Officer, Director	August 14, 2012